Exhibit 99.4

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our March 22, 2018 presentation to the special committee of the board of directors of Antero Resources Corporation (“Antero Resources”), our August 9, 2018 presentation to the board of directors of Antero Resources and our February 21, 2018 joint presentation with Morgan Stanley & Co. LLC to the board of directors of Antero Resources, included as exhibits to the Transaction Statement on Schedule 13E-3 filed concurrently with the Joint Proxy Statement/Prospectus relating to the proposed merger of Antero Midstream GP LP and Antero AMidstream Partners LP and (ii) the references to such presentations in such Joint Proxy Statement/Prospectus.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By:	/s/ Andrew Castaldo
	Name:	Andrew Castaldo
	Title:	Managing Director

December 11, 2018